Exhibit 99.1

Below are the pro-forma consolidated financials as of December 31, 2017 as if the acquisition closed on December 31, 2017:

Monster Products, Inc.

Pro-Forma Consolidated Balance Sheet

December 31, 2017

		Atlantic
	Monster	Acquisition		Pro-Forma
	Consolidated	Inc.	Adjustments	Consolidated	Notes

Assets
Current assets
Cash and cash equivalents	$7,796,202	$20,000		$7,816,202
Restricted cash	501,225			501,225
Accounts receivable, net	34,327,644			34,327,644
Accounts receivable assigned	2,798,826			2,798,826
Inventories, net	10,627,883			10,627,883
Prepaid expenses and other current assets	12,662,136			12,662,136
Total current assets	68,713,916	20,000	-	68,733,916
Property and equipment, net	1,769,970			1,769,970
Trademarks, net	4,401,950			4,401,950
Related party receivable	1,943,594			1,943,594
Total assets	$76,829,430	$20,000	$-	$76,849,430
Liabilities and Shareholders’/Members’ Deficit
Current liabilities
Accounts payable	$7,308,756	$2,000		$7,310,756
Accrued liabilities	70,377,587			70,377,587
Notes payable to shareholders	64,964,680	52,332		65,017,012
Factoring payable	1,960,540			1,960,540
Total current liabilities	144,611,563	54,332	-	144,665,895
Notes payable to shareholders, non-current	35,557,742			35,557,742
Other liabilities	1,869,591			1,869,591
Total liabilities	182,038,896	54,332	-	182,093,228
Commitments and Contingencies (Note 8)
Shareholders’/members’ equity (deficit)
Common stock; no par value	30,470		(30,470)	-	(1)(2)
Common stock; $0.0001 par value		2,100	(2,100)	-	(1)(2)
Common stock; $0.001 par value			316,000	316,000	(1)(2)
Additional paid-in capital	73,610,704	19,900	3,837,944	77,468,548	(1)(2)
Members’ equity	4,121,374		(4,121,374)	-	(1)(2)
Accumulated deficit	(173,687,638)	(56,332)		(173,743,970)
Accumulated other comprehensive loss	(9,284,376)			(9,284,376)
Total shareholders’/members’ deficit	(105,209,466)	(34,332)	-	(105,243,798)
Total liabilities and shareholders’/members’ deficit	$76,829,430	$20,000	$-	$76,849,430

1)	On February 13, 2018, a Share Exchange Agreement was executed between Atlantic Acquisition, Inc. and Monster Inc. and Monster, LLC under which upon closing of the share exchange transaction, Atlantic Acquisition, Inc. (“AA”) acquired all the equity interest in Monster, Inc. and Monster, LLC and issued 300,000,000 shares of AA’s common stock to the shareholders and members, as applicable, of Monster, Inc. and Monster, LLC.

2)	Effective on April 12, 2018 (the “Closing Date”), pursuant to the Share Exchange Agreement, Monster, Inc. and Monster, LLC became two wholly-owned subsidiaries of AA. The acquisition of Monster, Inc. and Monster, LLC is treated as a reverse acquisition, and the business of Monster, Inc. and Monster, LLC became the business of AA. Upon Closing, the Company had 316,000,000 shares of common stock outstanding.

Monster Products, Inc.

Pro-Forma Consolidated Income Statement

For 12 Months Ended December 31, 2017

		Atlantic
	Monster	Acquisition		Pro-Forma
	Consolidated	Inc.	Adjustments	Consolidated

Net sales	$57,486,610			$57,486,610
Cost of sales	35,761,909			35,761,909
Gross profit	21,724,701	-	-	21,724,701
Selling, general and administrative expenses	44,197,523	40,985		44,238,508
Loss from operations	(22,472,822)	(40,985)	-	(22,513,807)
Other income (expenses)
Interest expense	(4,208,652)			(4,208,652)
Gain from foreign currency transactions	1,053,481			1,053,481
Other, net	(1,022,569)			(1,022,569)
Loss before income taxes	(26,650,562)	(40,985)	-	(26,691,547)
Provision for income taxes	92,582			92,582
Net loss	(26,743,144)	(40,985)	-	(26,784,129)

Basic and diluted net loss per common share	$(0.09)	$(0.00)	$-	$(0.08)

Basic and diluted weighted average common shares outstanding	305,786,690	20,276,712	0	326,063,402